UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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UNIFIED GROCERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

Notice of Annual Meeting of Shareholders

February 23, 2010

The annual meeting of shareholders of Unified Grocers, Inc., a California corporation, will be held at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California 90703, on Tuesday, February 23, 2010 at 11:00 a.m. (Pacific Standard Time), for the following purposes:

1. To elect the twenty members of the Board of Directors for the ensuing year, sixteen by the holders of Class A Shares and four by the holders of Class B Shares.

2. To ratify the Board’s authority to retain a portion of non-patronage earnings (the “Non-Allocated Earnings Program”).

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The names of the nominees intended to be presented by the Board of Directors for election as directors for the ensuing year are set forth in the accompanying proxy statement.

Only shareholders of record at the close of business on January 5, 2010 will be entitled to notice of and to vote, in person or by proxy, at the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting in person.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the meeting and shareholders are encouraged to read it in its entirety. Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you the attached proxy statement and proxy card, and by notifying you of the availability of our proxy statement and our fiscal 2009 Annual Report to Stockholders at our web site at www.unifiedgrocers.com under the tab “Learn About Us—Financials.” Additionally, and in accordance with new SEC rules, we maintain the proxy materials on our web site in a manner that will not infringe on your anonymity if you access them.

As set forth in the accompanying proxy statement, proxies are being solicited by and on behalf of the Board of Directors. All proposals set forth are proposals of the Board of Directors. It is expected that these materials first will be mailed to shareholders on or about January 8, 2010.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

By Order of the Board of Directors

Robert M. Ling, Jr.,
Executive Vice President, General Counsel and Secretary

January 8, 2010

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY

UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on Tuesday, February 23, 2010

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Unified Grocers, Inc. (“Unified” or the “Company”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California 90703 on Tuesday, February 23, 2010 at 11:00 a.m. (Pacific Standard Time), or at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders.

A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the Annual Meeting and elects to vote in person.

Only the holders of record of Class A Shares or Class B Shares (the “Shareholders”) at the close of business on January 5, 2010 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. On that date, the Company had outstanding XXX,XXX Class A Shares and XXX,XXX Class B Shares.

Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our fiscal 2009 Annual Report to Stockholders are available at our web site at www.unifiedgrocers.com under “Learn About Us—Financials.” Additionally, and in accordance with new SEC rules, we maintain the proxy materials on our web site in a manner that will not infringe on your anonymity if you access them.

These proxy materials will be first mailed to Shareholders on or about January 8, 2010. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by the Company. Officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or in person. These persons will receive no additional compensation for their services. The total estimated cost of the solicitation of proxies is approximately $20,000, excluding the costs of salaries and wages of regular employees and officers.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

VOTING RIGHTS

Who can vote?

Only persons that are holders of record of Class A Shares or Class B Shares at the close of business on January 5, 2010 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. The Company is a retailer-owned, wholesale grocery cooperative; its shareholders are current or former customers of the Company. Such shareholder-customers are typically referred to as Members.

How can I, a Shareholder, vote?

Shareholders may vote in person or by proxy. Each Shareholder is entitled to one vote, in person or by proxy, for each share standing in his or her name on the books of the Company as of the Record Date, for each class of stock, on all matters on which the class is entitled to vote. However, if any Shareholder gives notice of its intention to cumulate its votes in the election of directors, then all Shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the Shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (sixteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

Shareholders who are present at the Annual Meeting may vote their shares either by a previously submitted proxy or in person at that time.

How can I change my proxy vote?

You may revoke a proxy at any time before it is exercised by:

•	submitting a duly executed proxy bearing a latter date;

•	filing written notice of revocation with our Corporate Secretary at 5200 Sheila St., Commerce, CA 90040; or

•	attending the Annual Meeting and voting in person.

Attendance at the meeting will not by itself revoke a proxy previously submitted.

How will votes be counted?

The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received in accordance with the Shareholder’s instructions. With respect to the election of directors, Shareholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. If no instructions are given, the shares will be voted FOR the election of the Board’s nominees, and FOR ratification of the Non-Allocated Earnings Program.

How are directors elected?

In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected; provided that no more than six nominees who are non-Shareholder-Related Directors shall be elected and any additional non-Shareholder-Related Director nominees shall not be elected. A Shareholder-Related Director is a director who is a shareholder, or a partner of a partnership which is a shareholder, or a member of a limited liability company which is a shareholder, or an employee of a corporation, partnership or limited liability company which is a shareholder. Under the California Corporations Code, votes against a nominee and votes withheld shall not be counted in the election of a director.

In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the Board’s nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

How is the proposal for the ratification vote of the Non-Allocated Earnings Program to be approved?

Only holders of Class A Shares are entitled to vote on the proposal to ratify the Non-Allocated Earnings Program. Passage of the proposal requires the affirmative vote of a majority of the outstanding Class A Shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this proposal and, accordingly, will have the effect of a vote “AGAINST” this proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide that the number of directors shall not be less than fifteen nor more than twenty-four, with the exact number to be fixed by the Board. The Board has fixed the number of directors at twenty.

At the Annual Meeting twenty directors (constituting the entire Board) are to be elected to serve until the next annual meeting and until their successors are elected and qualified. Sixteen directors are to be elected by the holders of the Company’s Class A Shares, and four directors are to be elected by the holders of the Company’s Class B Shares.

Pursuant to the Company’s Bylaws, as amended, all of the directors of the Company, except up to six directors elected by the Class A Shares, are required to be Shareholder-Related Directors (as defined above). Thirteen of the nominees recommended by the Board for election by the Class A Shares are Shareholder-Related Directors, and three of the nominees recommended by the Board for election by the Class A Shares are non-Shareholder-Related Directors. All four of the nominees recommended by the Board for election by the Class B Shares are Shareholder-Related Directors.

The following table sets forth certain information concerning the nominees for election to the Board. All nominees have consented to being named herein as nominees and to serve as directors if elected.

Name	Age as of 12/31/09	Year First Elected	Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS A SHARES

Louis A. Amen	80	1974	Chairman of the Board, Super A Foods, Inc. since 2003.
John Berberian	58	1991	President, Berberian Enterprises, Inc. since 1977.
Oscar Gonzalez	39	2007	Co-owner, Northgate Gonzalez Markets, Inc. since 1989.
Richard E. Goodspeed (1)	73	2007	Principal, Goodspeed & Associates, since 1998.
Terry H. Halverson	59	2007	President and Chief Executive Officer, Food Markets Northwest, Inc. d/b/a Metropolitan Market since 1995.
Paul Kapioski	52	2007	President, CAP Food Services Co. since 1988.
Mark Kidd	59	2006	President, Mar-Val Food Stores, Inc. since 1984.
John D. Lang (1)	56	2003	President and Chief Executive Officer, Epson America, Inc. since 2002.
Jay T. McCormack	59	1993	President and CEO, Rio Ranch Markets since 1986.
John Najjar	53	2007	President, Cardiff Seaside Market, Inc. since 1985.
Peter J. O’Neal	64	1999	President, White Salmon Foods, Inc., and Estacada Foods, Inc. since 1977; President, Novato Foods, Inc. since 2003.
Michael A. Provenzano, Jr.	67	1986	President, Pro & Son’s, Inc., President, Provo, Inc. and President, Pro and Family, Inc. since 1992.
Thomas S. Sayles (1)	59	2003	Vice President, Government and Community Relations, University of Southern California, since 2009; Senior Vice President, Corporate Communications and Government Affairs, Rentech, Inc. 2007 to 2009; Vice President, Governmental and Community Affairs, Sempra Energy, 1998 to 2007.
Michael S. Trask	55	2007	President, Stanlar Foods, Inc. since 1999.
Kenneth Ray Tucker	62	1999	President, Evergreen Markets, Inc. since 1989.
Richard L. Wright	72	1999	Chairman of the Board, Market of Choice (formerly Wright’s Foodliner), 2008; Chairman of the Board, Wright’s Foodliner, Inc., 2003 to 2007.

Name	Age as of 12/31/09	Year First Elected		Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS B SHARES

Darioush Khaledi	63	1989	(2)	Chairman of the Board and Chief Executive Officer, K.V. Mart Co., operating Top Valu Markets and Valu Plus Food Warehouse since 1977.
Douglas A. Nidiffer	60	2001		President and Chief Executive Officer, C&K Market, Inc. since 1996.
Robert E. Stiles	70	1999		President, Gelson’s Markets since 1996.
Mimi R. Song	51	1998	(3)	President and Chief Executive Officer, Super Center Concepts, Inc., since 1995

(1)	Messrs. Goodspeed, Lang, and Sayles are non-Shareholder-Related Directors.

(2)	Mr. Khaledi was first elected to the Board in 1989 and served until 1991. He was re-elected in 1993 and has served continuously since.

(3)	Ms. Song was first elected to the Board in 1998 and served until 2006.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

PROPOSAL TWO

RATIFICATION OF NON-ALLOCATED EARNINGS PROGRAM

In October 2009, the Board, subject to the approval of the shareholders, unanimously granted the Board the authority to retain some of the non-patronage earnings of the Company and not allocate those earnings to the Exchange Value. At the Annual Meeting, the Shareholders are being asked to ratify this grant of authority (the “Non-Allocated Earnings Program”).

Determination of Redemption Price

The Company may redeem, in its discretion, any Class A Shares, Class B Shares and Class E Shares held by a Member on the termination of membership, and any Class B Shares in excess of the number required to be held by a Member. The redemption price of the Class A Shares and Class B Shares is equal to the “Exchange Value” of the Company’s outstanding Class A Shares and Class B Shares at the close of the last fiscal year prior to termination of membership or, in the case of excess Class B Shares, the date the shares are tendered for redemption. The Exchange Value of the Class A Shares and Class B Shares is equal to the sum of the fiscal year end balances of the Class A Shares and Class B Shares, plus retained earnings, divided by the number of Class A Shares and Class B Shares outstanding at the end of the fiscal year. The redemption price of the Class E Shares is $100 per share. For a more detailed discussion of the terms and conditions of, and restrictions on, redemption of shares, see “Item 1. Business—Capital Shares” and “—Redemption of Capital Shares” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2009.

Description of Non-Allocated Earnings Program

The Non-Allocated Earnings Program would authorize the Board, in its sole discretion, to retain a portion of the Company’s future annual earnings from its non-patronage business and not allocate those earnings to the Exchange Value. The amount retained would not be included in computing the issuance and redemption prices of the Class A Shares or Class B Shares. In addition, the Non-Allocated Earnings Program would grant the Board the authority to reallocate the non-allocated earnings back to the Exchange Value.

Advantages and Disadvantages of the Non-Allocated Earnings Program

The Board believes that the potential advantages of the Non-Allocated Earnings Program are the following.

Provide a Capital Base for Future Growth. As a result of the current method of determining the redemption price of the Class A Shares and Class B Shares, the Company’s retained earnings allocable to redeemed shares are distributed to the holders of those shares. The distributed retained earnings are not replaced if the business of the selling Members is replaced by non-patronage business or is not replaced by the purchase of Class B Shares by those buying from the Company. As a result, the Company’s remaining capital may not be adequate to support the future growth of its business.

Provide a Capital Base for Credit Facilities. The Company’s current bank credit facility expires in 2012. Management anticipates that the lending standards will be more stringent, and the interest rate and fees will be higher, when it seeks to renew or replace its existing credit facility than they were when the Company entered into the existing credit facility. The Non-Allocated Earnings Program may increase the Company’s prospects for renewing or replacing its existing credit facility on more favorable terms than if the program did not exist.

Finance Redemption of Class E Shares. Under the Company’s redemption policy, Class E Shares will not be purchased for ten years from the date of issuance unless approved by the Board. After ten years, the Class E Shares become eligible for redemption, and then at the sole discretion of the Board. Class E Shares first become generally eligible for repurchase in December 2013. At January 5, 2010, the aggregate redemption price of all outstanding Class E Shares was approximately $25.2 million. The Non-Allocated Earnings Program would provide a source of equity to redeem the Class E Shares as they become available.

Reduce Impact of Termination of Members. When Members terminate their membership they tender their Class A Shares, Class B Shares and Class E Shares for redemption. The Company’s ten largest Members accounted for approximately 43% of total sales for fiscal 2009 and hold Class A Shares, Class B Shares and Class E Shares with an aggregate redemption price of approximately $53.1 million as of October 3, 2009, or 28.5% of the Company’s total shareholders’ equity. The termination of one or more of our largest Members, or a large number of smaller Members, could have a material adverse effect on our retained earnings and, thereby, on our borrowing capacity and growth plans.

The Board believes that the potential disadvantages of the Non-Allocated Earnings Program are the following.

Reduction in Redemption Price. The Non-Allocated Earnings Program would result in a lower redemption price of Class A Shares or Class B Shares that are repurchased in future years in which the Board chooses to not allocate all of the non-patronage earnings to the current year’s Exchange Value; however, in the event of the sale or liquidation of the Company, the non-allocated earnings will be allocated to the redemption price of Class A Shares and Class B Shares.

Absence of Restrictions on Use of Non-Allocated Earnings. The Non-Allocated Earnings Program authorizes the Board to establish a category of non-allocated equity, but does not restrict the uses of that non-allocated equity. The Board intends to use the non-allocated equity authorized by the Non-Allocated Earnings Program for the same general purposes as the Board uses the Company’s retained earnings, including to support the growth of its business, other than the payment of the redemption price of Class A Shares and Class B Shares.

Vote Required

The affirmative vote of a majority of the outstanding Class A Shares present, in person or by proxy, and entitled to vote on this proposal is required to ratify the Non-Allocated Earnings Program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE NON-ALLOCATED EARNINGS PROGRAM

BOARD MEETINGS AND COMMITTEES

The Board has seven standing committees: the Administrative Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Corporate Governance and Nominating Committee, the Sales and Marketing Strategies Committee, and the Credit/Proxy Holders Committee.

Director	Administrative	Audit	Compensation	Finance	Corporate Governance and Nominating	Sales and Marketing Strategies	Credit/ Proxy Holders
Louis A. Amen	X		X	X
John Berberian			X	X
Oscar Gonzalez		X			X
Richard E. Goodspeed	X	X	X				X*
Terry H. Halverson	X				X
Paul Kapioski						X
Darioush Khaledi	X		X	X*
Mark Kidd					X	X
John D. Lang		X*	X				X
Jay T. McCormack		X	X			X*
John Najjar				X
Douglas A. Nidiffer
Peter J. O’Neal	X		X		X*	X
Michael A. Provenzano, Jr.					X	X
Thomas S. Sayles			X*		X		X
Robert E. Stiles				X
Michael S. Trask				X		X
Kenneth Ray Tucker		X		X
Richard L. Wright	X*†	X†	X†	X†	X†	X†	X†

X	=	Current committee member

*	=	Committee chair

†	=	Ex officio member

Meetings

The Board held a total of seven (7) meetings during the Company’s fiscal year ended October 3, 2009 (“fiscal 2009”). Each incumbent director attended at least 75% of the total number of meetings of the full Board and of all committees on which the director served, except Mr. Provenzano, who attended five (5) meetings of the Board and four (4) of the four (4) meetings of all other committees on which he served. Each incumbent director attended the 2009 annual meeting. The Company does not have a written policy regarding attendance at Board and committee meetings, although attendance is closely monitored and is considered by the Corporate Governance and Nominating Committee (“Corporate Governance Committee”) during its selection of nominees for election to the Board.

Administrative Committee

The Company has an Administrative Committee (“Administrative Committee”) that presently consists of Richard L. Wright, Committee Chairman, Louis A. Amen, Richard E. Goodspeed, Terry H. Halverson, Darioush Khaledi, and Peter J. O’Neal. The Administrative Committee, which did not meet during fiscal 2009, meets with management from time-to-time to discuss matters impacting the Company and provides feedback and guidance to management. In addition, from time-to-time the Board delegates to the Administrative Committee authority to review the final terms and conditions related to transactions or actions previously approved by the Board to determine whether further review of the Board may be required.

Audit Committee

The Company has an Audit Committee (“Audit Committee”) that presently consists of John D. Lang , Committee Chairman, Oscar Gonzalez, Richard E. Goodspeed, Jay T. McCormack and Kenneth Ray Tucker. Richard L. Wright, Chairman of the Board, is an ex officio member of the Audit Committee. Messrs. Wright, Lang and Goodspeed are considered by the Board to be “audit committee financial experts” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee, which met four (4) times during fiscal 2009, is primarily responsible for (i) overseeing the integrity of the financial statements and financial disclosures, (ii) overseeing the qualification and independence of the independent registered public accounting firm and the internal audit function, (iii) overseeing the performance of the independent registered public accounting firm and the internal audit function, (iv) providing an avenue of communication among the independent registered public accounting firm, management, the internal audit function, and the Board, and (v) overseeing the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The Audit Committee performs its duties in accordance with the Charter for the Audit Committee as adopted by the Board.

Compensation Committee

The Company has a Compensation Committee (“Compensation Committee”) that presently consists of Thomas S. Sayles, Committee Chairman, Louis A. Amen, John Berberian, Richard E. Goodspeed, Darioush Khaledi, John D. Lang, Jay T. McCormack and Peter J. O’Neal. Richard L. Wright, Chairman of the Board, is an ex officio member of the Compensation Committee. The Compensation Committee, which met six (6) times during fiscal 2009, is responsible for reviewing the salaries and other compensation arrangements of all officers and for making recommendations to the Board concerning such matters. The Compensation Committee is also responsible for reviewing compensation arrangements for directors and for making recommendations to the Board concerning such matters.

Finance Committee

The Company has a Finance Committee (“Finance Committee”) that presently consists of Darioush Khaledi, Committee Chairman, Louis A. Amen, John Berberian, John Najjar, Robert E. Stiles, Michael S. Trask, and Kenneth Ray Tucker. Richard L Wright, Chairman of the Board, is an ex officio member of the Finance Committee. The Finance Committee, which met three (3) time during fiscal 2009, is responsible for reviewing proposed financing activities, investments and loans by the Company, capitalization proposals, and making recommendations to the Board regarding such matters.

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee (“Corporate Governance Committee”) that presently consists of Peter J. O’Neal, Committee Chairman, Oscar Gonzalez, Terry Halverson, Mark Kidd, Michael A. Provenzano, Jr., and Thomas S. Sayles. Richard L. Wright, Chairman of the Board, is an ex officio member of the Corporate Governance Committee. The Corporate Governance Committee, which met two (2) times during fiscal 2009, is responsible for (i) advising the Board on the governance structure and conduct of the Board and developing and recommending to the Board the Corporate Governance Guidelines of the Company, (ii) identifying individuals qualified to become Board members, and recommending to the Board nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between meetings, (iii) evaluating current directors for re-nomination to the Board and consulting with the Chairman of the Board with regard to appointments to any Board committees and (iv) periodically conducting an evaluation as to the organization and effectiveness of the Board and Board policies and procedures.

The Corporate Governance Committee performs its duties in accordance with the Charter for the Corporate Governance and Nominating Committee as adopted by the Board.

Sales and Marketing Strategies Committee

The Company has a Sales and Marketing Strategies Committee (“Sales and Marketing Strategies Committee”) that presently consists of Jay McCormack, Committee Chairman, Paul Kapioski, Mark Kidd, Peter J. O’Neal, Michael A. Provenzano, Jr., and Michael S. Trask. Richard L. Wright, Chairman of the Board, is an ex officio member of the Sales and Marketing Committee. The Sales and Marketing Strategies Committee, which met two (2) times during fiscal 2009, is responsible for reviewing certain marketing and sales strategies of the Company and providing feedback and suggestions to the management of the Company regarding opportunities to improve the sales and marketing programs of the Company.

Credit/Proxy Holders Committee

The Company has a Credit/Proxy Holders Committee (“Credit/Proxy Holders Committee”) that presently consists of Richard E. Goodspeed, Committee Chairman, John D. Lang, and Thomas S. Sayles. Richard L. Wright, Chairman of the Board, is an ex officio member of the Credit/ Proxy Holders Committee. The Credit/Proxy Holders Committee, which did not meet during fiscal 2009, is responsible for final review and action regarding the terms of any proposed transaction between a Shareholder-Related Director and the Company that is not in the ordinary course of the Company’s business.

Charters of the Committees

Both the Audit and Corporate Governance and Nominating Committees of the Board have recommended, and the Board has adopted, and may amend from time to time, written charters, copies of which are available on the Company’s website at www.unifiedgrocers.com.

Independence

SEC rules require that a company whose securities are not listed on the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) or the NASDAQ Exchange (“NASDAQ”) disclose in its proxy statement whether the members of its Audit Committee and Corporate Governance Committee are “independent.” In determining independence, the Company may select the definition of “independence” under the rules of the NYSE, AMEX or NASDAQ. The Company has selected the rules of the NYSE.

Except as described below, the Board has determined that each director is independent under the applicable rules of the NYSE and the SEC. However, the rules of the NYSE provide that a director will not be considered independent if, among other things, the director is an employee or executive officer of a company that has made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million or (ii) 2% of such company’s consolidated gross revenues. The Company is a retailer-owned, wholesale grocery cooperative whose Members purchase food and related products and services from the Company. Each of the Company’s directors, other than Messrs. Goodspeed, Lang and Sayles, is an owner, employee or executive officer of a supermarket operator that has purchased products and services from the Company, in each of the last three fiscal years, in excess of (i) $1 million or (ii) 2% of such grocery store chain’s gross revenues. Except for such purchases, each director would be independent under the applicable rules of the NYSE.

Nominating Procedures and Criteria

Each year the Corporate Governance Committee meets to consider potential nominees that have been recommended by security holders or security holders that have expressed to the Committee their interest in serving as a director. Submissions by security holders must be made to the Committee in writing, and should be accompanied by a description of the proposed nominee’s qualifications, as well as consent to serve. In addition, the Committee considers security holders that the Committee, based on information submitted by the members of the Committee, believes should be considered. Shareholder recommendations will receive the same consideration that the Committee’s nominees receive. No security holder requested consideration as a nominee for election at the Annual Meeting. Finally, when deemed appropriate and necessary, the Committee has employed the services of a third party search firm to identify potential nominees. During fiscal 2009 the Committee did not employ the services of a third party search firm.

Essential criteria for all candidates considered by the Committee include the following: integrity and ethical behavior; maturity; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In addition, the Committee may consider other criteria, including relevant management experience and expertise; financial or accounting expertise; experience in the grocery industry, business and other experience relevant to public companies of a size comparable to the Company; experience in commercial lending or other financing activities and an individual’s experience as a Member of the Company. Finally, the Committee believes that the Company is well-served if its Board of Directors includes Members from the many geographic regions in which the Company operates as well as the diverse formats operated by Members. Thus geographic and format diversity are additional criteria considered by the Committee in selecting shareholder-related nominees.

In selecting director nominees, the Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance, including participation and commitment, if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.

The Board’s nominees for the Annual Meeting have been recommended by the Corporate Governance Committee, and have been selected by the full Board.

In addition to the recommendations and actions set forth above, the Committee recommended to the full Board that, under the direction of the Committee, the Company continue its efforts to identify qualified individuals that could be considered as Board members in the future. In this regard, emphasis will be placed on identifying both shareholders and non-shareholders with qualifications and experience that could contribute positively to the Board’s exercise of its oversight responsibilities. This effort is on-going.

Communications with Directors

Shareholders may communicate with the respective chairs of the Audit Committee, the Compensation Committee, or the Corporate Governance Committee, or with any other director, individually or as a group, by writing to any such person or group in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any director upon request.

Communications that include information better addressed by the Company’s complaint hotline procedures supervised by the Audit Committee will be delivered to the hotline.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the Company’s Compensation Committee consisted of Thomas S. Sayles, Committee Chairman, Louis A. Amen, John Berberian, Richard E. Goodspeed, Darioush Khaledi, John D. Lang, Jay T.

McCormack, and Peter J. O’Neal, as well as Richard L. Wright, ex officio member and Chairman of the Board. As Chairman of the Board, Mr. Wright is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which he is entitled in his capacity as a director or committee member.

In the normal course of business, the Company has made loans and entered into leases, subleases and supply agreements with Members; provided guarantees for other third party loans and leases; and made investments in the businesses of its Members. Refer to “Transactions With Management and Other Persons” at page 37 for a description of transactions the Company has entered into with certain Members with which members of the Compensation Committee are affiliated.

PRINCIPAL SHAREHOLDERS

As of the Record Date, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholder known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company is as set forth in the table below.

Title of Class	Name and Address of Beneficial Owner	Amount of Ownership	% of Class
Class B	Mimi R. Song Super Center Concepts, Inc. d/b/a Superior Grocers 15510 Carmenita Road Santa Fe Springs, CA 90620	29,868	6.60%

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth the beneficial ownership of the Company’s Class A Shares, Class B Shares and Class E Shares, as of January 5, 2010, by each Shareholder-Related Director nominee and his or her affiliated companies, and by all Shareholder-Related Directors and his or her affiliated companies, as a group. Non-Shareholder-Related Directors and officers of the Company do not own any class of the Company’s stock.

	Shares Owned
	Class A Shares		Class B Shares		Class E Shares
Name and Affiliated Company *	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding
Louis A. Amen Super A Foods, Inc.	350	0.20%	12,287	2.72%	6,190	2.46%
John Berberian Berberian Enterprises, Inc.	350	0.20%	8,572	1.90%	4,140	1.64%
Oscar Gonzalez (3) Northgate Gonzalez Markets, Inc.	350	0.20%	12,522	2.77%	3,673	1.46%
Richard E. Goodspeed (4) Goodspeed & Associates	0	0.00%	0	0.00%	0	0.00%
Terry H. Halverson Food Markets Northwest, Inc., d/b/a Metropolitan Market	350	0.20%	61	0.01%	95	0.04%
Paul Kapioski CAP Food Services Co.	350	0.20%	24	0.01%	38	0.02%
Darioush Khaledi (1) K.V. Mart Co.	350	0.20%	17,473	3.86%	10,536	4.18%
Mark Kidd Mar-Val Food Stores, Inc.	350	0.20%	2,907	0.64%	2,179	0.87%
John D. Lang (4) Epson America, Inc.	0	0.00%	0	0.00%	0	0.00%
Jay T. McCormack Rio Ranch Markets	350	0.20%	4,033	0.89%	1,219	0.48%
John Najjar Cardiff Seaside Market, Inc.	350	0.20%	238	0.05%	204	0.08%
Douglas A. Nidiffer (1) C&K Market, Inc.	350	0.20%	20,242	4.48%	20,928	8.31%
Peter J. O’Neal White Salmon Foods, Inc., Estacada Foods, Inc. and Novato Foods, Inc.	350	0.20%	2,032	0.45%	1,163	0.46%
Michael A. Provenzano, Jr Pro & Son’s, Inc.	350	0.20%	12,812	2.83%	2,416	0.96%
Thomas S. Sayles (4) University of Southern California	0	0.00%	0	0.00%	0	0.00%
Mimi R. Song (1) Super Center Concepts, Inc	350	0.20%	29,868	6.60%	26,970	10.71%
Robert E. Stiles (1)(2) Gelson’s Markets	350	0.20%	11,286	2.50%	6,465	2.57%
Michael S. Trask Stanlar Foods, Inc.	350	0.20%	17	0.00%	26	0.01%
Kenneth Ray Tucker Evergreen Markets, Inc.	350	0.20%	267	0.06%	80	0.03%
Richard L. Wright Market of Choice, Inc.	350	0.20%	3,122	0.69%	1,634	0.65%
All directors and their affiliated companies as a group	5,950	3.38%	137,763	30.46%	87,956	34.93%
(1)	Elected by Class B Shareholders.

(Continued from prior page)

(2)	Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson’s Markets. Mr. Stiles disclaims beneficial ownership of these shares.

(3)	Mr. Gonzalez is a shareholder and officer of a family-owned corporation.

(4)	Non-Shareholder-Related Director.

*	The address of each director and executive is in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, CA 90040.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person holding ten percent or more of the shares of any class are required to report their ownership and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, no officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year.

CODE OF FINANCIAL ETHICS

The Company has adopted a Code of Financial Ethics that applies to its principal executive officer and senior financial officers as required by the rules promulgated by the SEC. The Code of Financial Ethics has been posted to the Company’s Internet website at www.unifiedgrocers.com. The Company intends to satisfy disclosure requirements regarding amendments to, or waivers from, any provisions of its Code of Financial Ethics on its website. There were no amendments to, or waivers from, its Code of Financial Ethics during fiscal 2009.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

Committee Members

The Compensation Committee (the “Committee”) consists of eight directors, Thomas S. Sayles (Chairman), Louis A. Amen, John Berberian, Richard E. Goodspeed, Darioush Khaledi, John D. Lang, Jay T. McCormack and Peter J. O’Neal. Richard L. Wright, Chairman of the Board, is an ex-officio member of the Committee. Each of the Committee members served on the Committee throughout the year. The Board has determined that each member of the Committee is “independent” as that term is defined under the rules of the NYSE with the exception of those Shareholder Related Directors discussed above under “Independence.” The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held six (6) meetings during fiscal 2009 that included executive sessions without management at each meeting.

Role of Committee

The Committee’s purpose is to:

•	determine the Company’s performance goals and personal objectives relevant to the compensation of each corporate officer;

•	evaluate the performance of each corporate officer in light of those goals and objectives;

•	determine the compensation of each corporate officer based on this evaluation;

•	make recommendations to the Board with respect to incentive compensation plans;

•	make recommendations to the Board with respect to compensation and performance goals for the Chief Executive Officer;

•	make recommendations to the Board with respect to compensation of the directors; and

•	monitor and review the Company’s qualified and non-qualified benefit plans and make recommendations to the Board with respect to such plans.

Compensation Committee Process

Annual Evaluation

The Committee meets near the beginning of each fiscal year to (i) evaluate the performance of all corporate officers, including the Named Executive Officers, (ii) determine their annual bonuses for the prior fiscal year, (iii) establish their base salaries for the current fiscal year, and (iv) with input from the Chief Executive Officer as described below, establish the Company’s performance goals and each officer’s personal objectives for the current fiscal year. The evaluation process includes the Committee’s consideration of each officer based on numerous criteria, including the relative importance to the Company and the relative difficulty of the officer’s assigned responsibilities and objectives, the achievement of those responsibilities and objectives, the officer’s experience, the relative value of the officer’s contribution to the success of the Company, and the overall financial results of the Company for the most recent fiscal year. The Company tracks the performance of individual initiatives throughout the year, and the results are part of the evaluation process. In addition, the Company’s performance goals are incorporated into the Company’s annual budget that is reviewed by the Finance Committee and approved by the Board. Typically, the Chief Executive Officer and the Company’s General Counsel are present during the evaluation process except when the Committee discusses the performance of such individuals. The determinations of the Committee with respect to the compensation of the Chief Executive Officer are subject to the approval of the Board.

Management’s Role in Determining Executive Compensation

At the request of the Committee, the Chief Executive Officer provides the Committee with an evaluation of each officer’s performance for the prior year and a recommendation for such officer’s personal objectives, target bonus, and salary for the current fiscal year.

Compensation Consultant and Periodic Competitive Assessments of Total Compensation

In performing its compensation evaluations, from time to time the Committee engages the services of an independent consultant to review and provide recommendations with respect to the compensation of executive officers in order to assist the Committee in its assessment of the competitiveness of the Company’s compensation arrangements. In fiscal 2008, the Committee retained Pearl Meyer & Partners to assess the base salaries, bonuses, benefits and perquisites of all executive officers, including the Named Executive Officers (the “Compensation Survey”). Pearl Meyer & Partners was selected by the Committee as its compensation consultant after a process that considered several qualified firms. Other than its role as consultant to the Committee, Pearl Meyer & Partners performs no work for the Company.

Pearl Meyers & Partners was initially engaged directly by, and reported directly to, the Committee in connection with the Compensation Survey conducted during fiscal 2008. As part of that review, interviews were conducted with the Committee members and selected executives to gather information and perspectives regarding the Company and its compensation and benefit programs. While Pearl Meyers & Partners interacted with management during the course of the review to gather information, data and perspectives, the study results and recommendations were developed and reported by Pearl Meyer & Partners directly to the Committee. Pearl Meyer & Partners attended Committee meetings to present results, answer questions and advise the Committee with respect to the review.

The Committee referred to the Compensation Survey when the Committee reviewed and approved executive compensation for fiscal 2009 and 2010. The Committee intends to update the Compensation Survey at least every three years with the assistance of Pearl Meyer & Partners or another comparable consulting firm. The Committee’s reason for revising the Compensation Survey every three years as opposed to every year is that the Committee does not believe that the executive compensation benchmarks or the comparable companies (the “Peer Group”) are likely to have significant changes every one or two years.

Due to the lack of public information concerning wholesale grocery cooperatives comparable in size to the Company, when conducting the Compensation Survey Pearl Meyer & Partners established a Peer Group of 19 companies (see list below) in the distribution, wholesale and retail grocery industries with annual revenues between $2.3 billion and $9.0 billion for determining the competitiveness of executive compensation, benefits and perquisites. Peer Group information was supplemented by information from published and private compensation surveys and other data developed by Pearl Meyer & Partners. In selecting the industries represented in the Peer Group, Pearl Meyer & Partners considered the fact that the Company often recruits its executives from these industries. Based on the results of the review, Pearl Meyer & Partners determined that the Company’s total direct compensation for the executive positions surveyed was at or below the 25th percentile of the Peer Group on both an actual and target basis. The Compensation Survey also found total remuneration was between the 25th and 50th percentile after including other compensation and change in pension values. The Compensation Survey also found the following with respect to the individual elements of total compensation: base salaries (50th percentile of Peer Group); total cash compensation (“TCC”), defined as salaries plus actual bonuses (50th percentile of Peer Group); total direct compensation (“TDC”), defined as base salary plus bonus plus long term incentive (25th percentile of Peer Group); and benefits plus perquisites (above the 75th percentile of Peer Group). In conducting the Compensation Survey, Pearl Meyer & Partners noted that certain officers bear responsibilities in addition to those borne by officers in the Peer Group with similar titles. In addition, Pearl Meyer & Partners noted that the absence of a long-term or equity incentive plan resulted in the below market TDC, and that the ESPP served as a partial substitute for a long-term incentive plan, which resulted in the findings with respect to benefits and total remuneration. The Committee considered the findings and recommendations of Pearl Meyer & Partners in making compensations decisions for all executive officers, including the Named Executive Officers for fiscal years 2009 and 2010. Finally, based on the findings of Pearl Meyer & Partners, the Committee extended its engagement of Pearl Meyer & Partners for the purpose of further analyzing the elements of the Company’s compensation practices, including the impact of the absence of a long term incentive plan. This matter remains under consideration but no action has been taken at this time.

Peer Companies
The Andersons, Inc.	Nash Finch Company
BJ’s Wholesale Club, Inc.	The Pantry, Inc.
Casey’s General Stores, Inc.	Ruddick Corp.
Chiquita Brands International, Inc.	Spartan Stores, Inc.
Core-Mark Holding Co. Inc.	Stater Bros. Holdings Inc.
Del Monte Foods Company	Supervalu, Inc.
Dole Food Company, Inc.	United Natural Foods, Inc.
Ingles Markets, Inc.	Weis Markets, Inc.
Land O’ Lakes, Inc.	Whole Foods Market, Inc.
Longs Drug Stores Corp.

Compensation Philosophy

The Committee’s compensation philosophy is that compensation of executive officers should encourage creation of shareholder value and the achievement of strategic corporate objectives by attracting, retaining and motivating executives critical to the Company’s long-term growth and profitability. In support of this philosophy, the Committee believes that:

•

the total compensation of each executive should be competitive with the total compensation paid to executives with comparable duties by other companies in the Company’s peer groups, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•

generally, total compensation for executive officers should be targeted between the 50th and 60th percentiles of the total compensation paid to officers with comparable duties by companies in an appropriate peer group;

•

the bonus program should motivate each executive to achieve specific Company performance goals and personal objectives established by the Committee, without encouraging undue or unreasonable risk-taking by employees; and

•	the bonus paid to each executive should serve to align the executive’s interests with those of the Company’s shareholders.

Following its consideration of the executive compensation review discussed above, the Committee reaffirmed this compensation philosophy.

Elements of Executive Compensation

Base Salaries

The chart below shows the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal years 2009, 2008 and 2007:

Name	Title	Year	Base Salary (%)	Non-Equity Incentive Plan (%)	All Other Compensation (%)
Alfred A. Plamann	President and Chief Executive Officer and Secretary	2009	59	33	8
		2008	38	57	5
		2007	43	51	6

Richard J. Martin	Executive Vice President, Finance and Administration and Chief Financial Officer	2009	61	29	10
		2008	53	40	7
		2007	51	41	8

Robert M. Ling, Jr.	Executive Vice President, General Counsel and Secretary	2009	62	29	9
		2008	51	42	7
		2007	46	48	6

Philip S. Smith	Executive Vice President and Chief Marketing/Procurement Officer	2009	61	29	10
		2008	50	43	7
		2007	56	37	7

Daniel J. Murphy	Senior Vice President, Retail Support Services	2009	68	19	13
		2008	59	32	9
		2007	64	25	11

In determining base salaries, the Committee considers the officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business. To ensure that the base salaries are competitive, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid by other companies in the Company’s peer group for similar positions. The Company last conducted an executive compensation review in fiscal 2008. In establishing base salaries for fiscal 2009 and 2010, the Committee considered the results of the Compensation Survey prepared by Pearl Meyer & Partners described above. Generally, base salaries are targeted between the 50th and 60th percentiles of the base salaries paid to officers with comparable duties by companies in the distribution, wholesale and retail grocery industries that are of a similar size and similar performance. Base salaries are reviewed annually, and adjusted from time to time to increase salaries to competitive levels after taking into account individual responsibilities, experience, performance and contribution to the Company. Salary earned for fiscal 2009, 2008 and 2007 for each of the Named Executive Officers is set forth in the Summary Compensation Table below.

Cash Bonuses

In recognition of the correlation between the Company’s performance and the enhancement of shareholder value, the Company’s officers may earn annual cash bonuses. The Company has established a plan for senior management, under which each of the Company’s officers other than the Chief Executive Officer is eligible to earn an annual cash bonus. The Chief Executive Officer’s annual cash bonus is determined separately by the Board upon the recommendation of the Committee. The Company does not have a long-term or equity incentive plan for the Chief Executive Officer or any other member of management.

Under the annual bonus plan for senior management, the Committee establishes for each officer at the beginning of each fiscal year a target bonus and a maximum bonus, each determined as a percentage of the officer’s base salary. If the performance level of the Company does not reach established minimum performance goals, no bonus is earned. The performance level of each officer is weighted (i) 75% to the achievement of certain Company performance goals based on the annual budget approved by the Board and (ii) 25% to the achievement of certain personal objectives. The goals and objectives are established annually by the Committee. For fiscal years 2009, 2008 and 2007 and 2010, the Company performance goals used for determining the annual bonuses for senior management were the achievement of pre-bonus EBITDAP (earnings before interest, taxes, depreciation, amortization and patronage dividends), sales growth and expense ratio (which is determined by measuring the distribution, selling and administrative expense as a percentage of sales) relative to specified goals. The Committee, on the recommendation of the Chief Executive Officer, or on its own initiative may adjust the bonus, based on individual contributions to the overall performance of the Company. Pursuant to the annual officer bonus plan, the Committee approved bonuses for senior management totaling approximately $1,827,000 for fiscal 2009, $2,170,000 for fiscal 2008 and $2,700,000 for fiscal 2007.

The Chief Executive Officer’s annual cash bonus is based on the Company’s and the Chief Executive Officer’s achievement of Company performance goals and personal objectives established at the beginning of the fiscal year by the Board upon the recommendation of the Committee. The Committee evaluates the Chief Executive Officer against the established goals and objectives and considers evaluations of the Chief Executive Officer by each member of the Board. For fiscal years 2009, 2008 and 2007, the Company performance goals used for determining the annual bonus of the Chief Executive Officer were the same as the Company performance goals used for determining the annual bonuses of the other Named Executive Officers under the annual officer bonus plan. For these years, the Chief Executive Officer’s personal objectives included the Chief Executive Officer’s effectiveness in planning and implementing the strategy of the Company, the Chief Executive Officer’s business management skills including setting clear goals and objectives and setting a good example for ethics and compliance issues, the Chief Executive Officer’s talent management including mentoring senior executives, building team spirit and motivating the employees, and the Chief Executive Officer’s personal effectiveness, including the Chief Executive Officer’s relationship with the Board and the Board Committees and communication skills. During 2007 the Company completed a transaction to purchase certain assets and assume certain liabilities of Associated Grocers, Inc. (the “AG Transaction”). Mr. Plamann’s efforts in conceiving, negotiating and planning for a successful integration of the AG Transaction (referred to below as the “Seattle Division integration efforts”) was deemed by the Committee to be an extraordinary achievement by Mr. Plamann during fiscal 2007 that is expected to significantly enhance the value of the Company for the benefit of shareholders in future years. The AG Transaction was specifically recognized by the Committee in determining Mr. Plamann’s bonus award for fiscal 2007 and 2008. In addition to the criteria set forth above for determining Mr. Plamann’s bonus award for fiscal 2009, the Committee established as an additional goal for Mr. Plamann during fiscal 2009 the continued successful integration of the AG Transaction.

In recognition of the Chief Executive Officer’s efforts, and pursuant to the foregoing goals and objectives, the Board, upon recommendation of the Compensation Committee, for fiscal years 2009, 2008 and 2007 approved the payment of a bonus to the Chief Executive Officer in the amounts of $438,960, $1,078,550 and $780,000, respectively, as recommended by the Compensation Committee.

The bonus awarded in fiscal years 2009, 2008 and 2007 to each of the Named Executive Officers is set forth in the Summary Compensation Table below.

Over the past three years, the Company has achieved performance in excess of the target level two (2) times. The average approximate payout of bonuses as a percentage of base salaries for the Named Executive Officers over the past three years has been 81%. Generally, the Committee sets the target level such that the relative difficulty of achieving the target level is consistent from year to year.

Incentive Compensation Recoupment Policy

Effective with fiscal 2008, the Company adopted an Incentive Compensation Recoupment Policy. Under this policy, the Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee after January 1, 2009 if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that subsequently are reduced due to a restatement; (b) the Board or an appropriate committee determines that the employee engaged in any fraud or willful misconduct that caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded; provided that the Company will not seek to recover bonuses or incentive compensation paid more than three years prior to the date the applicable restatement is disclosed.

Long-Term or Equity Incentives

In prior years, the Company has not provided, and does not currently provide, long-term or equity incentive awards.

Termination and Severance Benefits

The Company has entered into an employment agreement with the Chief Executive Officer that includes termination and severance benefits, and severance agreements with each of the other Named Executive Officers, which are described under “Executive Employment, Termination and Severance Agreements” below. The Committee believes that these termination and severance arrangements are an important part of overall compensation for our Named Executive Officers because they help to secure the continued employment and dedication of our Named Executive Officers.

Pension Benefits

Consistent with the Company’s objective to attract and retain qualified personnel, the Company provides pension benefits to employees, including officers, pursuant to the Company’s defined benefit pension plan. The Company also provides supplemental retirement benefits to its officers pursuant to an Executive Salary Protection Plan, as amended (the “ESPP”). Both types of retirement benefits are described under “Pension Benefits” below.

Deferred Compensation Plans

Employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code. Certain highly compensated employees, including, but not limited to, officers, may also defer income from their earnings through voluntary contributions to the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit pursuant to a contribution and “matching” component of the Company’s plans. The contribution and matching component of the plans are subject to limitation set forth in regulations applicable to Section 401(k) plans generally and the Company’s plans. The amount of these additional contributions made during fiscal 2009 for the benefit of the Named Executive Officers is set forth in the footnotes to the Summary Compensation Table below. Both plans are described under “Nonqualified Deferred Compensation” below.

Additional Benefits

Executive officers are entitled to a supplemental officer health insurance benefit and an officer retiree medical benefit, which are described under “Officer Health Insurance Plan” below, and a supplemental disability insurance benefit, which is described under “Officer Disability Insurance” below.

Compensation Decisions for Fiscal 2009

During fiscal 2009, the Committee continued to apply the compensation philosophy described above in determining the compensation of the Named Executive Officers. However, in recognition of the recent and ongoing difficult economic conditions nationally and in the markets in which the Company operates, the Committee, on the recommendation of Mr. Plamann, determined that base salaries for Mr. Plamann and all other officers of the Company, including all of the Named Executive Officers, would not be increased for fiscal 2010.

The Board, on the recommendation of the Committee, increased the base salary for Mr. Plamann to $775,000 during fiscal 2009 from $725,000 in fiscal 2008, a 6.9% increase. Mr. Plamann also received a bonus of $438,960 in 2009 compared to a bonus of $1,078,550 in 2008, a 59% decrease. Mr. Plamann has received an increase in base salary in each of the past three years, averaging 7.17% per year, and a bonus in each of the past three years, averaging $765,837 per year. For a description of Mr. Plamann’s employment agreement, see “Executive Employment, Termination and Severance Agreements” below.

In determining Mr. Plamann’s total compensation for fiscal 2009, the Committee considered the following:

•	Company performance: The Company’s performance in excess of targeted amounts for EBITDAP and expense ratios, and slightly below the performance targets for sales.

•

Individual performance: Mr. Plamann’s achievement of certain personal objectives, including effectively planning and implementing the strategy of the Company, setting clear goals and objectives, setting a good example for ethics and compliance issues, mentoring senior executives, building team spirit, motivating the employees, establishing a good relationship with the Board and Board Committees, and demonstrating effective communication skills. Mr. Plamann’s efforts in continuing the successful integration of the Seattle Division was also considered by the Committee.

•

Internal pay equity: The relationship between each element of Mr. Plamann’s compensation, on the one hand, and the compensation of each of the Company’s other executive officers, on the other hand; and the relationship between the aggregate value of Mr. Plamann’s compensation, on the one hand, and the median compensation of the Company’s other executive officers, on the other hand.

•

Other factors: The absence of any long-term or equity incentive plan, the results of the Compensation Survey conducted in 2008 by Pearl Meyer & Partners, and responses to the annual CEO evaluation survey sent to all directors.

The Committee increased the base salary for the other Named Executive Officers as follows: Robert M. Ling, Jr., Executive Vice President and General Counsel, to $460,000 during 2009 from $430,000 in during 2008; Richard J. Martin, Executive Vice President and Chief Financial Officer, to $390,000 from $365,000 during 2008; Philip S. Smith, Executive Vice President and Chief Marketing/Procurement Officer, to $365,000 from $340,000 during 2008; and Daniel J. Murphy, Senior Vice President, Retail Support Services, to $305,000 from $288,000 during 2008. In keeping with the Committee’s compensation philosophy that each executive officer’s bonus should be designed to motivate that executive to achieve the specific Company performance goals and personal objectives established by the Committee and to align the interests of the executive officers with those of shareholders, for fiscal 2009, the Committee awarded the following cash bonuses: Mr. Martin, $184,080; Mr. Ling, $217,120; Mr. Smith, $172,280; and Mr. Murphy, $86,376. Overall, for 2009, the other Named Executive Officers received a 6.82% increase in base salary and a 25.86% decrease in cash bonuses from 2008. The other Named Executive Officers have received an increase in base salaries in each of the past three years, averaging 6.88% per year, and a bonus in each of the past three years, averaging $211,655 per year. In determining each of the other Named Executive Officers total compensation package, the Committee considered the following:

•

Company performance: The Company’s performance in excess of targeted amounts for EBITDAP and expense ratios, and slightly below performance targets for sales. It was noted that a high level of overall Company performance was achieved despite very difficult economic conditions nationally and in the Company’s marketplaces.

•

Individual performance: The officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business, and achievement of specific personal objectives.

•	Other factors: The absence of any long-term or equity incentive plan, the deductibility of the compensation, and the results of the survey conducted in 2008 by Pearl Meyer & Partners.

The Committee, upon Mr. Plamann’s recommendation, has reviewed the results of the survey conducted in 2008 by Pearl Meyer & Partners and the achievement of the Company performance objectives, personal performance objectives, internal pay equity and other factors described above, including the general economic environment, and decided the base salaries should remain unchanged from fiscal 2009 levels. Accordingly, for fiscal 2010 Mr. Plamann’s base salary will be $775,000, with a target bonus of 60% of base salary; Mr. Martin’s base salary will be $390,000, with a target bonus of 50% of base salary; Mr. Ling’s base salary will be $460,000, with a target bonus of 50% of base salary; Mr. Smith’s base salary will be $365,000, with a target bonus of 50% of base salary; and Mr. Murphy’s base salary will be $305,000, with a target bonus of 30% of base salary.

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a company that is an SEC registrant generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the shareholders of the Company.

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. Except for the Chief Executive Officer, the non-performance based compensation paid in fiscal 2009 to any of our executive officers, as calculated for purposes of Section 162(m) of the Code, did not exceed the $1.0 million limit, and, with the exception of the Chief Executive Officer, we do not expect that the non-performance based compensation to be paid in fiscal 2010 to any of our executive officers will exceed the $1.0 million limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it is in compliance with the statutory provisions and regulations promulgated thereunder. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Conclusion

The Committee believes that the Committee’s compensation policies encourage creation of shareholder value and achievement of strategic corporate objectives. The Committee believes that for fiscal 2009 the total cash compensation for each of the Named Executive Officers is competitive with the total cash compensation paid to executives of other companies in the Company’s Peer Group that are of similar size and performance. In addition, the Committee believes that the annual cash bonus program motivates the executives to achieve specific Company performance goals and personal objectives established by the Board and the Committee and align the executive’s interests with those of the Company’s shareholders. However, the Committee believes that total remuneration during fiscal 2009 was below the goals set forth in our Compensation Philosophy set forth above. The Committee also believes that given the economic conditions existing in the markets in which the Company operates and the industry in which the Company and its shareholders participate, maintaining salaries without increases but continuing to provide bonuses in the event the Company achieves or exceeds targeted outcomes is appropriate.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in the 2010 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended October 3, 2009 filed with the Securities and Exchange Commission. The Board has approved that recommendation.

Dated: December 11, 2009

Compensation Committee Members

Thomas S. Sayles, Chairman

Richard L. Wright, Ex Officio Member

Louis A. Amen

John Berberian

Richard E. Goodspeed

Darioush Khaledi

John D. Lang

Jay T. McCormack

Peter J. O’Neal

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

The following table summarizes the compensation paid to or earned by the President and Chief Executive Officer (Principal Executive Officer), the Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer) and the three other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for services to the Company in all capacities for the last fiscal year.

In reviewing the Summary Compensation Table, the following information should be considered:

1)	Salary and Bonus data includes amounts deferred by the Named Executive Officers under the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and amounts deferred by the Named Executive Officers under the Company’s non-qualified Amended and Restated Deferred Compensation Plan. See the discussion of these plans at page 28, “Nonqualified Deferred Compensation Plans.”

2)	“Change in Pension Value” represents the actuarial increases in the present value of the pension plans available to each Named Executive Officer. Such plans include the Company’s defined benefits plans and the ESPP. See discussion of these plans at page 26, “Pension Benefits.” The determination of the change in pension value is highly dependent upon the discount rate utilized, which may change from year to year, thereby impacting the reported change in pension value from year to year.

Additionally, for fiscal 2009, the change in pension value was impacted by the change in measurement date from June 30 to September 30 to coincide with the Company’s fiscal year-end (which occurs on the Saturday closest to September 30th), as required by the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”).

3)	“Nonqualified Deferred Compensation Earnings” represent the earnings or (losses) on the amounts deferred by the Named Executive Officer pursuant to the deferred compensation plans that are in excess of 120% of the applicable federal long-term rate. Such earnings or (losses) are a result of investment decisions solely at the discretion of the Named Executive Officer and are not the responsibility of the Company. There were no Nonqualified Deferred Compensation Earnings, as defined above, for the Named Executive Officers during the last fiscal year.

4)	The Components of “All Other Compensation” are set forth in the table that follows the Summary Compensation Table.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value ($)	All Other Compensation ($) (1)	Total ($)
Alfred A. Plamann	2009	781,250	438,960	2,327,456	109,002	3,656,668
President and Chief Executive Officer (Principal Executive Officer)	2008	713,750	1,078,550	963,537	90,784	2,846,621
	2007	654,808	780,000	1,254,174	87,127	2,776,109

Richard J. Martin	2009	393,173	184,080	944,163	65,161	1,586,577
Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	2008	360,673	270,000	428,545	52,687	1,111,905
	2007	336,538	265,000	377,010	53,509	1,035,507

Robert M. Ling, Jr.	2009	463,654	217,120	927,841	67,330	1,675,945
Executive Vice President, General Counsel and Secretary	2008	424,808	350,000	232,600	54,069	1,061,477
	2007	394,808	410,000	268,267	54,978	1,128,053

Philip S. Smith	2009	367,692	172,280	1,141,044	61,551	1,742,567
Executive Vice President, Chief Marketing / Procurement Officer	2008	336,538	290,000	276,096	49,427	952,061
	2007	316,539	210,000	327,668	39,878	894,085

Daniel J. Murphy	2009	307,923	86,376	514,390	55,450	964,139
Senior Vice President, Retail Support Services and Perishables	2008	284,885	155,000	184,824	43,744	668,453
	2007	267,404	105,000	177,820	44,788	595,012

(1)	All Other Compensation

(2)	The change in pension value is based on a number of factors, including changes in employee compensation, discount rates and years of service. A reduction in the discount rate will increase the change in pension value. The discount rates were 5.75%, 7.00% and 6.50% in 2009, 2008 and 2007, respectively. In 2009, the measurement date was changed from June 30 to September 30, as required by the adoption of SFAS No. 158.

Name		Automobile Allowance ($)	Company’s Contribution to SSP(b) ($)	Company’s Contribution to Deferred Compensation Plan ($)	Company Paid Premium on the Executive Life Plan ($)	Tax Gross Ups (a) ($)	Total ($)
Alfred A. Plamann	2009	27,270	21,404	41,415	7,092	11,821	109,002
	2008	25,722	10,719	38,785	5,834	9,724	90,784
	2007	24,732	15,555	33,752	4,908	8,180	87,127

Richard J. Martin	2009	25,181	21,190	11,815	2,616	4,359	65,161
	2008	23,750	11,102	11,845	2,246	3,744	52,687
	2007	22,833	15,303	10,082	1,984	3,307	53,509

Robert M. Ling, Jr.	2009	25,181	21,171	17,732	1,217	2,029	67,330
	2008	23,750	10,835	16,628	1,071	1,785	54,069
	2007	22,833	15,457	14,197	934	1,557	54,978

Philip S. Smith	2009	25,181	21,128	10,682	1,710	2,850	61,551
	2008	23,750	11,662	10,071	1,479	2,465	49,427
	2007	22,833	5,242	8,457	1,255	2,091	39,878

Daniel J. Murphy	2009	23,078	20,865	6,369	1,927	3,211	55,450
	2008	21,767	12,002	6,017	1,131	2,827	43,744
	2007	20,930	15,238	4,583	1,514	2,523	44,268

(a)	Tax gross ups represent the taxes paid on the face value of the executive life insurance policies.

(b)	Unified Grocers, Inc Sheltered Savings Plan (“SSP”)

Stock-Based Compensation

The Company does not offer any stock-based compensation to its employees or directors.

Pension Benefits

Defined Benefit Plans and Executive Salary Protection Plan

The Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. The Pension Plan consists of a defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the cash balance plan was included as part of the Pension Plan for post January 1, 2002 accruals. Benefits earned under the Pension Plan are equal to the sum of the benefits accrued under both the defined benefit plan and cash balance plans. There is no offset under the Pension Plan for Social Security.

As of December 31, 2001, years of service under the defined benefit plan were grandfathered and will not increase. Employees will receive benefits under the defined benefit plan based on years of service as grandfathered on December 31, 2001 and final average compensation. As of December 31, 2001, credited years of service under the defined benefit plan for Named Executive Officers were: Mr. Plamann, 12 years; Mr. Ling, 5 years; Mr. Martin, 3 years; Mr. Smith, 7 years; and Mr. Murphy, 1 year.

The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of calendar year 2002 and annually thereafter, a participant’s hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant’s hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guaranty of 5%. Benefits under the cash balance portion of the plan are generally stated as a cash balance account value and will be distributed as an annuity.

The Company’s Executive Salary Protection Plan, as amended (the “ESPP”), provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. The financing of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company.

The ESPP is generally designed to provide eligible officers with retirement benefits when they reach age 62. The combination of payments under the ESPP and the Company’s Pension Plan is designed to provide pension benefits equal to approximately 65% of the participant’s final pay (defined as the highest annualized base salary and car allowance received in the three years prior to separation or retirement). In the past, employees became eligible to participate in the ESPP after three years of service as an officer of the Company in the position of Vice President or higher. Upon eligibility, officers received credit for years of service with the Company at the rate of 5% of final pay for each year of service up to a maximum of 13 years. Officers first elected after January 1, 1999 receive credit only for years of service as an officer. Payments under the ESPP are discounted for executives who elect to receive benefits prior to age 62. In May 2003, the Board approved amendments to the ESPP (the “Plan Amendments”). The Plan Amendments maintain the eligibility features described above, except that an officer must complete five years of service as an officer to be eligible. In addition, officers receive 1% of final pay for each year of service in excess of 13 years. The Plan Amendments also provide that officers elected after the effective date of the Plan Amendments receive service credit for years of service as an officer of the Company at the rate of 4.33% of final average pay (defined as the average of the five highest years of base salary, car allowance and bonus compensation received in the ten years prior to separation or retirement) up to a maximum of 15 years. Thereafter, officers receive an additional 1% of final average pay for each year of service in excess of 15 years. As of December 31, 2009, credited years of service under the ESPP for named executive officers were: Mr. Plamann, 19 years; Mr. Martin, 11 years; Mr. Ling, 13 years; Mr. Smith, 15 years; and Mr. Murphy, 8 years. Officers employed as of the effective date of the Plan Amendments shall receive benefits equal to the greater of the amount calculated pursuant to either the ESPP, as it existed prior to the Plan Amendments (with the additional 1% of final pay for each year in excess of 13), or as amended.

The following table provides information with respect to each plan that provides for payments or other benefits at, following or in connection with retirement. The amounts below are based upon the present value of accumulated benefits as of October 3, 2009, the measurement date of the Company as required by accounting principles generally accepted in the United States of America (“GAAP”). Please see the Company’s discussion in our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
Alfred A. Plamann	Cash balance plan	19	666,462	—
	ESPP	19	9,340,916	—
Richard J. Martin	Cash balance plan	10	347,378	—
	ESPP	11	2,552,288	—
Robert M. Ling, Jr.	Cash balance plan	12	250,280	—
	ESPP	13	1,946,519	—
Philip S. Smith	Cash balance plan	14	384,473	—
	ESPP	15	2,361,302	—
Daniel J. Murphy	Cash balance plan	8	241,882	—
	ESPP	8	1,139,160	—

(1)	Normal retirement assumed to be age at which ESPP benefit is payable unreduced. The Named Executive Officers are assumed to continue with the Company until they reach the age at which they can receive benefits at unreduced amounts based on their age plus number of years of service as an officer of the Company.

(2)	No pre-retirement decrements have been assumed in determining the present value of accrued benefits.

Nonqualified Deferred Compensation Plans

Certain Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit, up to established limits. Amounts deferred by an employee are credited with earnings or losses based on the employee’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. The risk of loss or gain is solely with the executive. Distributions are paid in accordance with the employee’s elections with regard to the timing and form of distributions. The amount of these additional contributions made during fiscal 2009 for the benefit of the CEO, CFO and other named executive officers is set forth in the footnotes to the Summary Compensation Table.

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings (Loss) in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($)
Alfred A. Plamann	282,859	41,415	(71,109)	—	2,334,382
Richard J. Martin	160,894	11,815	49,167	—	294,718
Robert M. Ling, Jr.	54,354	17,732	(33,924)	—	259,373
Philip S. Smith	40,489	10,682	(80,897)	(189,940)	352,168
Daniel J. Murphy	16,298	6,369	1,671	—	125,898

(1)	This column shows amounts that are also reported as salary, bonus or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate Balance” column that represent salary or bonus that were reported in the Summary Compensation Tables in prior years, are quantified in the table below.

Name	Amount included in both Non-Qualified Deferred Compensation Table and 2009 Summary Compensation Table ($)	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Table ($)	Total Amounts included in both Non-Qualified Deferred Compensation Table and 2008 or Prior Years’ Summary Compensation Table ($)
Alfred A. Plamann	282,859	1,242,929	1,525,788
Richard J. Martin	160,894	405,358	566,252
Robert M. Ling, Jr.	54,354	151,105	205,459
Philip S. Smith	40,489	433,108	473,597
Daniel J. Murphy	16,298	74,500	90,798

(2)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table above.

(3)	Amounts in these columns are not included in the Summary Compensation Table above.

Officer Health Insurance Plan

The Board approved, effective January 1, 2001, a supplemental officer health insurance benefit (“Supplemental Officer Health Insurance Plan”) and an officer retiree medical plan (“Officer Retirement Medical Plan”) for officers and their eligible dependents. Pursuant to the Supplemental Officer Health Insurance Plan, officers will be eligible for payment by the insurance plan of the portion of covered expenses not covered under the Company’s health insurance plan. Under the Officer Retirement Medical Plan, officers who are at least 55 years of age and have seven years service with the Company as an officer will be eligible to participate in the Officer Retirement Medical Insurance Plan following termination of employment. Former officers (and surviving spouses) must enroll in Medicare Parts A and B when they reach age 65 at which time Medicare becomes the primary carrier and the Officer Retirement Medical Plan becomes secondary. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected.

Officer Disability Insurance

The Board approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to two years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first six months of disability, state disability insurance and short-term disability insurance pays 66 2/3% of the employee’s salary and officer disability insurance pays 33 1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee’s salary and officer disability insurance pays the remaining 50%.

Potential Payments Upon Termination or Change-In-Control

The following sections describe agreements between the Company and the Named Executive Officers if certain events were to occur. At the start of each section a table illustrates the potential payments to the Named Executive Officers if the certain event had occurred on October 3, 2009 (the “Measurement Date”). None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation amounts. None of the events described have occurred as of October 3, 2009, the Company’s most recent fiscal year-end. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Officer Retirement

As discussed above at page 26, “Pension Benefits,” the Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. Additionally, the Company’s ESPP plan provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company.

The following table illustrates the amounts due to Named Executive Officers if they had retired as of October 3, 2009. No Named Executive Officers retired at that date. Distribution of the amounts due an executive are made pursuant to an individual’s distribution elections, plan terms, and other regulatory constraints.

	Alfred A. Plamann Age 67	Richard J. Martin Age 64		Robert M. Ling, Jr. Age 52		Philip S. Smith Age 59		Daniel J. Murphy Age 63
	Retirement at age 67($)	Retirement at age 64($)	Retirement at age 65($)	Retirement at Age 55($)	Retirement at Age 65($)	Retirement at Age 59($)	Retirement at Age 65($)	Retirement at Age 63($)	Retirement at Age 65($)
Cash Balance Plan (1)	666,462	345,756	347,378	272,275	250,280	414,342	384,473	243,136	241,882
ESPP (1)	9,340,916	2,699,045	2,552,288	2,893,885	1,946,519	3,210,016	2,361,302	1,125,126	1,139,160
Deferred Compensation	2,334,382	294,718	294,718	259,373	259,373	352,168	352,168	125,898	125,898
Life Insurance (2)	1,162,500	585,000	585,000	690,000	690,000	547,500	547,500	457,500	457,500
Total	13,504,260	3,924,519	3,779,384	4,115,533	3,146,172	4,524,026	3,645,443	1,951,660	1,964,440

(1)	Amounts represent the net present value of the accumulated benefit at the Measurement Date (October 3, 2009) and commence immediately or at earliest date of first eligibility in the case of the Cash Balance Plan.

(2)	Amount of death benefit.

The Named Executive Officers may be eligible to receive medical benefits pursuant to the plans discussed above in “Officer Health Insurance Plan.”

Officer Death & Disability

As discussed above under “Officer Health Insurance Plan” and “Officer Disability Insurance,” the Company provides certain benefits to the executive officers of the Company. The following table illustrates estimated payments to Named Executive Officers or their beneficiaries if either death or disability had occurred on October 3, 2009.

	Alfred A. Plamann		Richard J. Martin		Robert M. Ling, Jr.		Philip S. Smith		Daniel J. Murphy
	Death($)	Disability($)	Death($)	Disability($)	Death($)	Disability($)	Death($)	Disability($)	Death($)	Disability($)
Officer Disability Insurance (1)	—	710,417	—	357,500	—	421,667	—	334,583	—	279,583
Life Insurance	2,478,852	—	1,263,727	—	1,918,073	—	1,274,953	—	1,069,675	—

(1)	Amounts are payable over two (2) years and reflect only the supplemental officer disability insurance.

Executive Termination and Severance Agreements

The Company has an employment agreement with Alfred A. Plamann, the Company’s President and Chief Executive Officer, with an effective date of September 29, 1999. Mr. Plamann’s contract has a term of three years and is automatically extended for successive one-year terms on the anniversary of the effective date of the contract unless either party provides notice of an intention to terminate the contract at least eleven months prior to such anniversary date. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann’s resignation, death or disability, as defined. Except if termination is for cause or is due to Mr. Plamann’s resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by Mr. Plamann to resign and receive severance benefits), death or disability, Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

The Company and Messrs. Ling, Martin and Smith have executed severance agreements. Each agreement provides for severance payments in the event the executive’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason (as defined), or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

The Company and Mr. Murphy have also executed a severance agreement providing a severance benefit equal to one year’s salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason (as defined).

The following tables illustrate the estimated amounts that would be payable to each Named Executive Officer if he were to have terminated, voluntarily or involuntarily, at October 3, 2009 or if there had been a change in control event as of October 3, 2009. None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation benefits. None of the events described have occurred as of October 3, 2009. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

		Payable pursuant to Employment or Severance Agreements		Payable pursuant to Benefit Plans
		Salary (2) ($)	Bonus (2) ($)	Cash Balance Plan (3)(4) ($)	ESPP (3)(4) ($)	Deferred Compensation (4) ($)	Total ($)

Alfred A. Plamann	Voluntary Termination	—	—	666,462	9,340,916	2,334,382	12,341,760
	Constructive (1) or Involuntary Termination	2,325,000	3,235,650	666,462	9,340,916	2,334,382	17,902,410
	Termination for Cause	—	—	666,462	9,340,916	2,334,382	12,341,760

Richard J. Martin	Voluntary Termination	—	—	345,756	2,699,045	294,718	3,339,519
	Constructive (1) or Involuntary Termination	780,000	540,000	345,756	2,699,045	294,718	4,659,519
	Termination for Cause	—	—	345,756	2,699,045	294,718	3,339,519

Robert M. Ling, Jr.	Voluntary Termination	—	—	272,275	2,796,164	259,373	3,327,812
	Constructive (1) or Involuntary Termination	920,000	700,000	272,275	2,796,164	259,373	4,947,812
	Termination for Cause	—	—	272,275	2,796,164	259,373	3,327,812

Philip S. Smith	Voluntary Termination	—	—	414,342	3,210,016	352,168	3,976,526
	Constructive (1) or Involuntary Termination	730,000	580,000	414,342	3,210,016	352,168	5,286,526
	Termination for Cause	—	—	414,342	3,210,016	352,168	3,976,526

Daniel J. Murphy	Voluntary Termination	—	—	243,136	1,125,126	125,898	1,494,160
	Constructive (1) or Involuntary Termination	305,000	155,000	243,136	1,125,126	125,898	1,954,160
	Termination for Cause	—	—	243,136	1,125,126	125,898	1,494,160

(1)	Constructive Termination has to be for Good Reason. Good Reason, as defined by Mr. Plamann’s Employment Agreement and the other officers’ Severance Agreements means, “an adverse change in the Executive’s status or position in effect immediately prior to the date of this agreement or a reduction in the Executive’s base salary.”

(Continued from prior page)

(2)	Salary and bonus are paid in a lump sum.

(3)	Amounts represent the net present value of the accumulated benefit at October 3, 2009, the last day of fiscal year 2009 and commence immediately or at earliest date of first eligibility in the case of the Cash Balance Plan.

(4)	Payments are made based on Plan documents as described above in “Pension Benefits” and “Nonqualified Deferred Compensation.” Estimated amounts due are not additional amounts, but are the current benefits due to the Named Executive Officers under the previously described plans.

The Named Executive Officers may be eligible to receive medical benefits pursuant to the plans discussed above in “Officer Health Insurance Plan.”

	Alfred A. Plamann	Richard J. Martin	Robert M. Ling, Jr.	Philip S. Smith	Daniel J. Murphy
	Change in Control ($)	Change in Control ($)	Change in Control ($)	Change in Control ($)	Change in Control ($)
Salary (1)	2,325,000	780,000	920,000	730,000	305,000
Bonus (1)	3,235,650	540,000	700,000	580,000	155,000
Cash Balance Plan (2)(3)	666,462	345,756	272,275	414,342	243,136
ESPP (2)(3)	10,047,651	3,822,378	4,150,684	3,490,716	1,767,898
Deferred Compensation (3)	2,334,382	294,718	259,373	352,168	125,898
Total	18,609,145	5,782,852	6,302,332	5,567,226	2,596,932

(1)	Salary and bonus are paid in a lump sum.

(2)	Amounts represent the net present value of the accumulated benefit at October 3, 2009, the last day of fiscal year 2009 and commence immediately or at earliest date of first eligibility in the case of the Cash Balance Plan.

(3)	Payments are made based on Plan documents as described above in “Pension Benefits” and “Nonqualified Deferred Compensation.

The Named Executive Officers may be eligible to receive medical benefits pursuant to the plans discussed above in “Officer Health Insurance Plan.”

Director Compensation

Board Compensation

In December 2006, the Committee retained Watson Wyatt to review the compensation of the Board to ensure that it is reasonable, competitive and reflects the changing environment for director compensation. Watson Wyatt established a peer group of 15 companies in the distribution, wholesale and retail grocery industries with annual revenues between $1.7 billion and $8.0 billion. Based on the results of the survey, Watson Wyatt determined that total director compensation was between 60% and 70% below the average for the peer group due to lower cash retainers and meeting fees and the absence of an equity component. In conducting the survey, Watson Wyatt noted that the structure of the Board and the committees of the Board of the Company and the number of Board and Committee meetings held by the Company are generally consistent with those of the peer group, and that the Company’s Shareholder-Related Directors have significant shareholder alignment through the stock ownership of their affiliated member companies.

Based on the recommendations of Watson Wyatt, the Board modified the director compensation effective as of the 2007 annual meeting. No changes in director compensation were recommended for 2008, 2009 or 2010. Thus, following the 2010 annual meeting, each Shareholder-Related Director will receive an annual payment of $25,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. Directors who are non-Shareholder-Related Directors will receive an annual payment of $45,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. In addition, each director will receive additional compensation of $1,500 for each Board meeting attended, and $1,000 for each committee or subsidiary board meeting attended, not to exceed $2,000 if multiple meetings are attended on any given day. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board will receive additional annual compensation of $10,000, the 1st and 2nd Vice-Chairmen will receive $3,000, the chairman of the Audit Committee will receive $5,000 and the chairmen of other committees will receive $1,000. In addition, directors are reimbursed for Company related expenses.

Beginning in fiscal 2007, directors became eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan, described above.

The following table sets forth the compensation paid to our non-employee directors in fiscal 2009.

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Louis A. Amen	50,500	—	—	—	—	—	50,500
John Berberian	43,000	—	—	—	—	—	43,000
Oscar Gonzalez	44,000	—	—	—	—	—	44,000
Richard E. Goodspeed	70,000	—	—	—	—	—	70,000
Terry Halverson	45,000	—	—	—	—	—	45,000
Paul Kapioski	43,000	—	—	—	—	—	43,000
Darioush Khaledi	51,500	—	—	—	—	—	51,500
Mark Kidd	43,000	—	—	—	—	—	43,000
John D. Lang	70,000	—	—	—	—	—	70,000
Jay T. McCormack	52,500	—	—	—	—	—	52,500
John Najjar	47,000	—	—	—	—	—	47,000
Douglas A. Nidiffer	38,500	—	—	—	—	—	38,500
Peter J. O’Neal	54,500	—	—	—	—	—	54,500
Michael A. Provenzano, Jr.	36,500	—	—	—	—	—	36,500
Thomas S. Sayles	67,000	—	—	—	—	—	67,000
Robert E. Stiles	40,500	—	—	—	—	—	40,500
Michael S. Trask	47,000	—	—	—	—	—	47,000
Kenneth Ray Tucker	46,000	—	—	—	—	—	46,000
Richard L. Wright	56,000	—	—	—	—	—	56,000

(1)	Amounts include compensation that was deferred by the directors pursuant to the Company’s Amended and Restated Deferred Compensation Plan as discussed above.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board (the “Audit Committee”) operates pursuant to a written charter first approved by the Board on December 13, 2005. The charter is assessed annually for adequacy by the Audit Committee, which recommends proposed changes to the Board. The Board reviewed the charter during the December 11, 2009 meeting and no amendments were made to the charter. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented.

The Audit Committee: (1) has reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2009; (2) has obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States; (3) has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect; (4) has received the written disclosures and the letter from Deloitte & Touche LLP regarding independence required by the Public Company Accounting Oversight Board, as currently in effect; (5) has reviewed and discussed with Deloitte & Touche LLP the registered public accounting firm’s independence; and (6) has considered whether the provision of non-audit services provided by them to the Company during fiscal 2009 was compatible with maintaining Deloitte & Touche LLP’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s registered public accounting firm is independent.

Based on the review and discussions described above and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements described in the report of Deloitte & Touche LLP dated December 17, 2009, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2009 for filing with the Securities and Exchange Commission.

Dated: December 11, 2009

Audit Committee Members

John D. Lang, Chairman

Richard L. Wright, Ex Officio Member

Oscar Gonzalez

Richard E. Goodspeed

Jay T. McCormack

Kenneth Ray Tucker

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. For fiscal 2009 and 2008, the Audit Committee appointed Deloitte & Touche LLP to serve in this capacity. The Audit Committee has not yet selected the Company’s independent registered public accounting firm for fiscal 2010. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

The aggregate fees billed to the Company by Deloitte & Touche LLP with respect to services performed for fiscal 2009 and 2008 are as follows:

	2009	2008
Audit fees (1)	$1,480,963	$1,753,929
Audit-related fees (2)	22,000	48,480
Tax fees (3)	52,872	109,210
All other fees (4)	26,421	—

Total	$1,582,256	$1,911,589

(1)	Audit fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2009 and 2008.

(2)	Audit-related fees consisted of fees billed by Deloitte & Touche LLP for services rendered to the Company for SEC registration statement review, services reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees, and technical accounting assistance for fiscal 2009 and 2008.

(3)	Tax fees consisted principally of fees billed by Deloitte & Touche LLP for assistance relating to tax compliance and reporting for fiscal 2009 and 2008.

(4)	All other fees consist of fees not reported as audit fees, audit-related fees, or tax fees.

The Audit Committee, pursuant to its policies, administers the Company’s engagement of Deloitte & Touche LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Deloitte & Touche LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm on any service activity of $25,000 or larger. The Audit Committee has granted management the right to initiate non-audit service activities for less than $25,000 with subsequent approval by the Audit Committee, with such approval given no later than the completion of the audit.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible Members.

Since the programs listed below are only available to Members of the Company, it is not possible to assess whether transactions with Members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other Members similarly situated.

All related party transactions with Members affiliated with directors of the Company, as described below, are subject to the following review process: any transaction involving a loan, loan guarantee, lease guarantee or sublease is first reviewed by the Company’s Loan Committee. The Loan Committee is comprised of members of management of the Company. If approved by the Loan Committee, the proposed transaction is reviewed by the Finance Committee of the Board. If approved by the Finance Committee the matter is reviewed by the full Board. Final review and approval of the proposed transaction rests with the Credit/Proxy Holders Committee.

Following is a brief description of related party transactions with Members affiliated with directors of the Company:

Loans and Loan Guarantees

Unified provides loan financing and loan guarantees to its Members. The Company had the following loans outstanding at October 3, 2009 to Members affiliated with the following directors of the Company:

(dollars in thousands)
Director	Aggregate Loan Balance at October 3, 2009	Maturity Date
Michael A. Provenzano Jr.	$544	2010
Peter J. O’Neal	30	2011

The Company has guaranteed 22% of the principal amount of a third party loan to C&K Market, Inc. (“C&K”), of which director Douglas A. Nidiffer is a shareholder, director and officer. At October 3, 2009, the principal amount of this guarantee was $50 thousand.

On August 1, 2006, K.V. Mart, Co. (“KV”), of which director Darioush Khaledi is affiliated, entered into a $1.1 million standby letter of credit agreement with Grocers Capital Company, a wholly-owned subsidiary of the Company (“GCC”) to secure insurance coverage with Springfield Insurance Company, a wholly owned subsidiary of the Company, in the event KV is unable to meet its obligations. On October 20, 2009, the standby letter of credit agreement was increased to $1.5 million. The non-transferable standby letter of credit expires September 30, 2010, and is automatically renewable in one-year increments without amendment unless KV provides 30 days’ prior written notice to GCC.

Lease Guarantees and Subleases

The Company provides lease guarantees and subleases to its Members. The Company has executed lease guarantees or subleases to Members affiliated with directors of the Company at October 3, 2009 as follows:

(dollars in thousands)
Director	No. of Stores	Total Current Annual Rent	Total Guaranteed Rent	Expiration Date(s)
Douglas A. Nidiffer	1	$693	$3,507	2026
Michael A. Provenzano, Jr.	2	341	2,542	2017
John Berberian	2	310	862	2012-2013
Peter J. O’Neal	1	144	144	2010

Supply Agreements

During the course of its business, the Company enters into individually negotiated supply agreements with Members of the Company. These agreements require the Member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements with Members affiliated with directors of the Company at October 3, 2009 as follows:

Director	Expiration Date
Terry H. Halverson	9/30/2012
Paul Kapioski	9/30/2012
Douglas A. Nidiffer	12/29/2013
Michael S. Trask	9/30/2012

Transactions with Executive Officers

In December 2000, to facilitate Senior Vice President Daniel J. Murphy’s relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note, $0.1 million with interest of 7.0% per annum payable quarterly and principal due at the option of the holder.

VOTING ON OTHER MATTERS

As of the date of this proxy statement, the Board knows of no business to be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxy holders intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board and the authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. The 2011 annual meeting of shareholders is presently expected to be held on or about February 16, 2011.

SEC rules provide that any shareholder proposal to be included in the proxy statement for the Company’s 2011 annual meeting must be received by the Secretary of the Company at the Company’s office at 5200 Sheila Street, Commerce, California 90040 on or before September 10, 2010, in the form that complies with applicable regulations. If the date of the 2011 annual meeting is advanced or delayed more than 30 days from the date of the Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2011 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2011 annual meeting. Upon any determination that the date of the 2011 annual meeting will be advanced or delayed by more than 30 days from the date of the 2010 Annual Meeting, the Company will disclose that change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to the Company on or before November 24, 2010, the proxies solicited by the Board for the 2011 annual meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2011 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report to shareholders for the fiscal year ended October 3, 2009 accompanies or has preceded this proxy statement, but is not deemed to be a part of the proxy solicitation material. The annual report contains financial statements of the Company and the report thereon of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2009, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified’s principal executive office shown on the first page of this proxy statement. The Annual Report on Form 10-K is also available on the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors

Robert M. Ling, Jr.,
Executive Vice President, General Counsel and Secretary

Dated:    January 8, 2010

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

UNIFIED GROCERS, INC.

FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 23, 2010

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints PETER J. O’NEAL, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the annual meeting of shareholders of Unified Grocers, Inc. to be held on February 23, 2010, or at any adjournment or postponement thereof, as follows:

1.	ELECTION OF DIRECTORS.

Election of Sixteen Directors by Class A Shares.

Nominees: Louis A. Amen, John Berberian, Oscar Gonzalez, Richard E. Goodspeed, Terry H. Halverson, Paul Kapioski, Mark Kidd, John D. Lang, Jay T. McCormack, John Najjar, Peter J. O’Neal, Michael A. Provenzano, Jr., Thomas S. Sayles, Michael S. Trask, Kenneth Ray Tucker and Richard L. Wright

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

Election of Four Directors by Class B Shares.

Nominees: Darioush Khaledi, Douglas A. Nidiffer, Robert E. Stiles, and Mimi R. Song

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	RATIFICATION OF THE NON-ALLOCATION EARNINGS PROGRAM

☐    FOR

☐    AGAINST

☐    ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

☐    FOR

☐    AGAINST

☐    ABSTAIN

The Board of Directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1 and “FOR” Proposal 2. All proposals to be acted upon are proposals of the Board of Directors. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, this proxy shall be voted by the proxy holders in accordance with the recommendation of a majority of the Board of Directors.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND ACCORDING TO THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED:                    , 2010

Signature	Title

Signature	Title

Signature	Title

PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary’s full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN

THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE